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                                                                     Exhibit 5.1


                             Morrison & Foerster LLP
                               5200 Republic Plaza
                             370 Seventeenth Street
                           Denver, Colorado 80202-5638

                                   May 1, 2002

Altera Corporation
101 Innovation Drive
San Jose, California 95134

        RE: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Altera Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,550,000 shares ("Shares") of which (1) 50,000 shares ("Grant Shares") may be issued pursuant to a Restricted Stock Purchase Agreement between the Company and George Papa in the form attached to the Registration Statement as Exhibit 4.2 (the "Stock Purchase Agreement"); (2) 9,000,000 shares (the "1996 Plan Shares") may be issued under the Company's 1996 Stock Option Plan; and (3) 1,500,000 shares (the "1987 Plan Shares") may be issued under the Company's 1987 Employee Stock Purchase Plan (the 1996 Stock Option Plan and the 1987 Employee Stock Purchase Plan are collectively referred to herein as the "Plans").

        In connection therewith, we have reviewed such Registration Statement, the Registrant's filings with the Securities and Exchange Commission, certain of the Registrant's corporate records, documents, instruments and certificates of public officials taken in connection with the adoption of the Plans and the authorization of the Stock Purchase Agreement and the authorization of the issuance of the Shares and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.

        We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We also have relied upon the accuracy, as to matters of fact, of your officer. We have relied on your records and assumed the accuracy and completeness thereof.


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        Based on and subject to the foregoing, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance of the Shares, it is our opinion that:

        (1) The Grant Shares, when issued and sold pursuant to the terms of the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable; and

        (2) The 1996 Plan Shares and the 1987 Plan Shares, when issued pursuant to the terms of the respective Plans and the agreements that accompany each grant under the Plans, will be validly issued, fully paid and nonassessable, provided that the portion of the consideration equal to the par value of the Shares is paid in cash or other legal consideration permitted by the General Corporation Law of the State of Delaware.

        We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/  Morrison & Foerster LLP


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